CONAGRA FOODS


                              FOR IMMEDIATE RELEASE


      CONAGRA FOODS COMPLETES SALE OF FRESH BEEF
      AND PORK BUSINESS


     OMAHA, Neb., Sept. 19, 2002--Today ConAgra Foods, Inc. (NYSE: CAG), one of America's leading packaged food companies, completed the previously announced sale of its fresh beef and pork operations in a book value transaction to a venture led by Hicks, Muse, Tate & Furst Inc. and Booth Creek Management, Inc. Funds were transferred and ownership documents exchanged in a New York closing that was finalized at approximately 2:00 p.m. EDT.

     Bruce Rohde, chairman and chief executive officer of ConAgra Foods, commented, "This divestiture reflects our long-term strategic resolve to focus on branded and value-added food products. We have great respect and admiration for John Simons, Dennis Henley and the team they have built at Swift & Company. We look forward to maintaining a strong business relationship with Swift & Company as an important supplier to ConAgra Foods."



     Financial details related to this transaction, including pro forma financial information, will be available on the company's website at www.conagrafoods.com/investors when the final Form 8-K is filed with the SEC within the next 15 days.

     ConAgra Foods, Inc. (NYSE: CAG) is one of North America's largest packaged food companies, with a strong presence in consumer grocery as well as restaurant and foodservice establishments. ConAgra Foods' consumer brands include: Hunt's, Healthy Choice, Banquet, Armour, Bumble Bee, Louis Kemp, La Choy, Lunch Makers, Knott's Berry Farm, Wesson, Country Pride, Blue Bonnet, Kid Cuisine, Parkay, Reddi-wip, Cook's, Butterball, ACT II, Slim Jim, Eckrich, Chef Boyardee, Orville Redenbacher's, PAM, Snack Pack, Van Camp's, Peter Pan, Hebrew National, Gulden's, Pemmican, Brown 'N Serve, Swiss Miss, and many others. For more information, please visit us at www.conagrafoods.com.

     Note on Forward-Looking Statements: This news release contains "forward-looking" statements within the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the company's reports filed with the Securities and Exchange Commission. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.